                                                                  EXHIBIT 99.2
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  Cotelligent was formed in February 1993 to acquire, own and operate IT consulting services businesses. Cotelligent acquired the Initially Acquired Companies simultaneously with the IPO. Prior to that date, Cotelligent was a non-operating entity.

  During fiscal 1997 and in the first nine months of fiscal 1998, the Company acquired ten businesses accounted for under the pooling-of-interests method (the "Pooled Companies"). Accordingly, the selected financial data of Cotelligent for the years ended March 31, 1993, 1994, 1995, 1996 and 1997 have been restated in accordance with generally accepted accounting principles to present the financial data as if Cotelligent and the Pooled Companies had always been members of the same operating group.

  In addition, during fiscal 1997 and in the first nine months of fiscal 1998, the Company acquired five businesses accounted for under the purchase method (the "Purchased Companies"). Accordingly, the selected financial data of Cotelligent includes the operating results of these acquisitions subsequent to their respective acquisition date. In addition, the Company acquired one business accounted for under the purchase method in January 1998.

  Pro forma data reflect adjustments for the acquisition of the Pooled Companies, including compensation differentials to former owners and employees, termination of contributions to retirement plans, removal of non-recurring transaction costs associated with the Pooled Companies and income taxes as if the entities were combined and subject to an effective federal and state statutory rate of 41% throughout the periods presented.

  The Company derives substantially all of its revenues from professional service activities. The majority of these activities are provided under "time and materials" billing arrangements, and revenues are recorded as services are performed. Revenues are directly related to the total number of hours billed to clients and the associated hourly billing rates. Hourly billing rates are established for each service professional and are a function of the professional's skills, experience and the type of work performed. The Company's principal costs are professional compensation directly related to the performance of services and related expenses. Gross profits (revenues after professional compensation and related expenses) are primarily a function of hours billed to clients per professional employee or consultant, hourly billing rates of those employees or consultants and employee or consultant compensation relative to those billing rates. Gross profits can be adversely affected if service activities cannot be billed, if the Company is not effective in managing its service activities, if fixed-fee engagements (which historically have not constituted a significant portion of total revenues) are not properly priced or if there are high levels of unutilized time (work activities not chargeable to clients or unrelated to client services) of full-time service professional employees. Operating income (gross profit less selling, general and administrative expenses) can be adversely affected by increased administrative staff compensation and expenses related to growing and expanding the Company's business, which may be incurred before revenues or economies of scale are generated from such investments.

  As part of its strategic plan, the Company intends to acquire other IT consulting services businesses. Should the Company be successful in acquiring such businesses, the period in which such acquisition is consummated could be adversely affected by costs associated with such acquisition. In addition, financial periods subsequent to the completion of an acquisition could be adversely affected by costs and activities associated with the assimilation and integration of the acquired company. See "Risk Factors--Risks Related to Acquisitions."

  As a professional services organization, the Company responds to service demands from its clients. Accordingly, the Company has limited control over the timing and circumstances under which its services are provided. Therefore, the Company can experience volatility in its operating results from quarter to quarter. The operating results for any quarter are not necessarily indicative of the results for any future period. The Company generally experiences a reduction in gross margin in the first calendar quarter due to employment related taxes. See "Risk Factors--Possible Fluctuation of Results and Volatility of Stock Price."

  The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and has concluded that the Year 2000 issue should not pose any significant operational problems for the Company. The Company does not expect that the expenditures related to the Year 2000 issue will have a material effect on its financial position or results of operations in any year.

RESULTS OF OPERATIONS

  The following table sets forth the percentage of net revenues represented by items in the Company's statements of operations for the periods presented.

                                                                 NINE MONTHS ENDED
                              YEAR ENDED MARCH 31,                 DECEMBER 31,
                          -------------------------------- ------------------------------
                                                PRO FORMA                      PRO FORMA
                          1995   1996   1997      1997        1996     1997      1997
                          -----  -----  -----  ----------- ----------- -----  -----------
                                               (UNAUDITED) (UNAUDITED)        (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA:
Revenues................  100.0% 100.0% 100.0%    100.0%      100.0%   100.0%    100.0%
Cost of services........   67.3   69.0   70.6      70.6        70.1     70.6      70.5
                          -----  -----  -----     -----       -----    -----     -----
 Gross profit...........   32.7   31.0   29.4      29.4        29.9     29.4      29.5
Selling, general and
 administrative
 expenses...............   31.0   26.9   23.7      22.7        23.8     23.6      22.5
Non-recurring
 transaction costs......     --     --    1.2        --         0.9      0.5        --
                          -----  -----  -----     -----       -----    -----     -----
 Operating income.......    1.7    4.1    4.5       6.7         5.2      5.3       7.0
Other income (expense),
 net....................  (0.2)    0.2     --        --         0.1    (0.2)     (0.2)
                          -----  -----  -----     -----       -----    -----     -----
Income before provision
 for income taxes.......    1.5    4.3    4.5       6.7         5.3      5.1       6.8
Provision for income
 taxes..................    0.3    0.4    2.3       2.7         2.3      3.0       2.7
                          -----  -----  -----     -----       -----    -----     -----
Net income..............    1.2%   3.9%   2.2%      4.0%        3.0%     2.1%      4.1%
                          =====  =====  =====     =====       =====    =====     =====

  NINE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1996

  Revenues. In the first nine months of fiscal 1998, revenues increased $57.7 million, or 48.8%, to $176.0 million from $118.3 million in the first nine months of fiscal 1997. The increase was primarily due to a 33.3% increase in client service hours to 2.8 million hours from 2.1 million hours in the first nine months of fiscal 1997 and a 9.8% increase in the average hourly billing rate to $62.15 from $56.60 in the comparable period of fiscal 1997. The increase in revenues was also attributable to the inclusion of revenues of companies acquired under the purchase method of accounting during fiscal 1998 (the "Fiscal Year 1998 Purchases").

  Gross Profit. Gross profit increased $16.5 million, or 46.7%, to $51.8 million during the first nine months of fiscal 1998 from $35.3 million in the first nine months of fiscal 1997 primarily as a result of an increase in client service hours and the inclusion of the Fiscal Year 1998 Purchases. Gross profit as a percentage of revenues decreased to 29.4% of revenues in the first nine months of fiscal 1998 from 29.9% in the first nine months of fiscal 1997 primarily due to the inclusion of the Fiscal Year 1998 Purchases which had lower gross margins and certain of the Pooled Companies engaging new clients at lower gross margins prior to acquisition by the Company.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $13.5 million, or 48.0%, to $41.6 million in the first nine months of fiscal 1998 from $28.1 million in the first nine months of fiscal 1997. The increase was primarily due to increased compensation to existing staff, staff added to support growth, additional locations, installation of a company-wide network and associated costs to maintain these systems as well as incremental costs of Cotelligent's corporate activities. Selling, general and administrative expenses decreased as a percentage of revenues to 23.6% of revenues in the first nine months of fiscal 1998 from 23.8% in the first nine months of fiscal 1997. There can be no assurance that such efficiencies can be sustained in the future as the Company undertakes to integrate the acquired entities, expand geographically and acquire other companies.

  Selling, general and administrative expenses on a pro forma basis were $39.6 million, or 22.5% of pro forma revenues for the first nine months of fiscal 1998, compared to historical selling, general and administrative expenses of $41.6 million, or 23.6%, of revenues for the first nine months of fiscal 1997. The reduced selling, general and administrative expenses on a pro forma basis primarily reflect a reduction in executive compensation arrangements in connection with the Pooled Companies.

  Non-Recurring Transaction Costs. Non-recurring transaction costs include expenditures associated with the acquisition of four Pooled Companies acquired during each period and are expensed as incurred on an historical cost basis.

  Provision for Income Taxes. Provision for income taxes was $5.3 million, or an effective tax rate of 59.0% of pre-tax income, for the first nine months of fiscal 1998, compared to income taxes of $2.7 million, or an effective rate of 44.0% of pre-tax income, for the first nine months of fiscal 1997. The increase in the effective tax rate is due to an increase in revenues in states with higher tax rates and a greater amount of non-recurring transaction costs, certain portions of which are non-deductible for tax purposes.

  Provision for income taxes on a pro forma basis was $4.9 million, or an effective tax rate of 41.0% of pro forma pre-tax income. The primary difference between the Company's historical and pro forma effective tax rates is related to the termination of certain Pooled Companies' respective S corporation elections and the non-deductibility of certain non-recurring transaction costs.

  YEAR ENDED MARCH 31, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996

  Revenues. In 1997, revenues increased $99.0 million, or 149.0%, to $165.4 million from $66.4 million in 1996. The increase was primarily due to $70.6 million of revenues from the full year impact of the Initially Acquired Companies acquired February 20, 1996, a 33.3% increase in client service hours provided by the Pooled Companies to 1.6 million hours from 1.2 million hours in 1996 and a 7.6% increase in the average hourly billing rate of the Pooled Companies to $52.17 from $48.47.

  Gross Profit. Gross profit increased $28.0 million, or 135.6%, to $48.6 million in 1997 from $20.6 million in 1996, as a result of $16.2 million for the full year impact of the Initially Acquired Companies and an increase in hours of service provided to clients. Gross profit as a percentage of revenues decreased to 29.4% of revenues in 1997 from 31.0% in 1996 principally due to lower average gross margins achieved in the engagements of the Initially Acquired Companies.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $21.3 million, or 119.2%, to $39.2 million in 1997 from $17.9 million in 1996. The increase was primarily due to additional selling, general and administrative costs of $12.9 million for the full year impact of the Initially Acquired Companies, increased compensation to existing staff, staff added to support growth, additional locations, installation of a Company-wide network and associated costs to maintain these systems and incremental costs of Cotelligent's corporate activities. Selling, general and administrative expenses decreased as a percentage of revenues to 23.7% in 1997 from 26.9% in 1996, reflecting greater operating efficiencies and a larger revenue base. There can be no assurance that such efficiencies will be sustained in the future as the Company undertakes to integrate the acquired entities, expand geographically and acquire other companies.

  Selling, general and administrative expenses on a pro forma basis were $37.6 million, or 22.7% of pro forma revenues, compared to historical selling, general and administrative expenses of $39.2 million, or 23.7% of revenues for 1997. The reduced selling, general and administrative expenses on a pro forma basis reflect a reduction in executive and employee compensation arrangements in connection with the Pooled Companies.

  Non-Recurring Transaction Costs. Non-recurring transaction costs include expenditures associated with the acquisition of six Pooled Companies in 1997 and were expensed as incurred on an historical cost basis.

  Provision for Income Taxes. Provision for income taxes was $3.7 million, or an effective tax rate of 50.2% of pre-tax income for 1997, compared to income taxes of $0.2 million, or an effective rate of 8.7% of pre-tax income for 1996. The increase in the effective tax rate is due to the termination of certain Pooled Companies' respective S corporation elections and the non-deductibility of certain non-recurring transaction costs.

  Provision for income taxes on a pro forma basis was $4.5 million, or an effective tax rate of 41.0% of pro forma pre-tax income. The primary difference between the Companies' historical and pro forma effective tax rates is related to the termination of certain Pooled Companies' respective S corporation elections and the non-deductibility of certain non-recurring transaction costs.

  YEAR ENDED MARCH 31, 1996 COMPARED TO YEAR ENDED MARCH 31, 1995

  Revenues. In 1996, revenues increased $21.8 million, or 49.0%, to $66.4 million from $44.6 million in 1995. The increase was primarily due to a 33.3% increase in client service hours provided by the Pooled Companies to 1.2 million hours from 0.9 million hours in 1995 and a 4.1% increase in the average hourly billing rate of the Pooled Companies to $48.47 from $46.56 in 1995.

  Gross Profit. Gross profit increased $6.0 million, or 41.3%, to $20.6 million in 1996 from $14.6 million in 1995 due to an increase in hours of service provided to clients. Gross profit as a percentage of revenues decreased to 31.0% of revenues in 1996 from 32.7% in 1995 principally due to certain of the Pooled Companies engaging new clients at lower margins.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $4.0 million, or 29.0%, to $17.9 million in 1996 from $13.8 million in 1995. The increase was primarily due to increased compensation to existing staff and staff added to support growth. Selling, general and administrative expenses decreased as a percentage of revenues to 26.9% of revenues in 1996 from 31.0% in 1995, reflecting greater operating efficiencies and a larger revenue base.

  Provision for Income Taxes. Provision for income taxes was $0.2 million, or an effective tax rate of 8.7% of pre-tax income for 1996, compared to income taxes of $0.1 million, or an effective rate of 17.6% of pre-tax income for 1995. The decrease in the effective tax rate is due to a change in the valuation allowance.

  QUARTERLY OPERATING RESULTS

  The Company's results of operations may fluctuate significantly from quarter to quarter. Revenues are generated from services provided in response to client requests or events that occur without notice, and the Company's engagements, generally billed on a time and materials basis, are terminable at any time by clients. Revenues and operating margins for any particular quarter are generally affected by staffing mix, resource requirements and the timing and size of engagements, and the results for any particular quarter are not necessarily indicative of results for any other period. Quarterly results of operations for the years ended March 31, 1996 and 1997 and for the nine months ended December 31, 1997, are summarized below. See "Risk Factors--Possible Fluctuation of Results and Volatility of Stock Price."

                                   YEAR ENDED                       YEAR ENDED               NINE MONTHS ENDED
                                 MARCH 31, 1996                   MARCH 31, 1997             DECEMBER 31, 1997
                         ------------------------------- -------------------------------  -----------------------
                          FIRST  SECOND   THIRD  FOURTH   FIRST  SECOND   THIRD  FOURTH    FIRST  SECOND   THIRD
                         QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER QUARTER  QUARTER QUARTER QUARTER
                         ------- ------- ------- ------- ------- ------- ------- -------  ------- ------- -------
                                                             (IN THOUSANDS)
Revenues as previously
 reported............... $11,194 $11,159 $10,555 $19,878 $31,963 $35,127 $37,806 $41,876  $46,333 $49,775 $63,111
Inclusion of Pooled
 Companies..............   3,215   3,420   3,504   3,508   4,140   4,531   4,728   5,246    7,971   8,791      --
                         ------- ------- ------- ------- ------- ------- ------- -------  ------- ------- -------
Revenues as restated....  14,409  14,579  14,059  23,386  36,103  39,658  42,534  47,122   54,304  58,566  63,111
Gross profit............   3,373   3,348   3,269   5,569   9,020  10,646  10,699  11,622   13,621  14,647  18,381
Inclusion of Pooled
 Companies..............   1,131   1,274   1,284   1,371   1,520   1,706   1,731   1,629    2,496   2,680      --
                         ------- ------- ------- ------- ------- ------- ------- -------  ------- ------- -------
Gross profit as
 restated...............   4,504   4,622   4,553   6,940  10,540  12,352  12,430  13,251   16,117  17,327  18,381
Operating income........     540     628     595     834   1,510   1,887   2,299   1,592    3,016   3,273   2,767
Inclusion of Pooled
 Companies..............      35      60      35      25     141     160     118    (270)     139     182      --
                         ------- ------- ------- ------- ------- ------- ------- -------  ------- ------- -------
Operating income as
 restated...............     575     688     630     859   1,651   2,047   2,417   1,322    3,155   3,455   2,767
Net income (loss) ......     439     899     524     656     310   1,312   1,481     533    1,774   1,959    (138)
Inclusion of Pooled
 Companies..............      26      50       9       9     105     177     106    (314)      36      71      --
                         ------- ------- ------- ------- ------- ------- ------- -------  ------- ------- -------
Net income (loss) as
 restated............... $   465 $   949 $   533 $   665 $   415 $ 1,489 $ 1,587 $   219  $ 1,810 $ 2,030 $  (138)
                         ======= ======= ======= ======= ======= ======= ======= =======  ======= ======= =======

  The net loss for the quarter ended December 31, 1997 was due to non-recurring transaction costs associated with acquiring businesses under the pooling-of-interests method and an increase in the provision for income taxes due to the non-deductibility of certain non-recurring transaction costs and taxes related to the termination of certain Pooled Companies' respective S corporation elections.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its growth principally through cash flows from operations, periodic borrowings under its credit facilities and the use of the net proceeds from the IPO. On September 12, 1997, the Company entered into a $40.0 million syndicated revolving line of credit facility with three banks. Interest rate options include base borrowings at the lead lender's prime rate and term loans at LIBOR plus an applicable margin. The Company believes the existing sources of liquidity and funds generated from operations will provide adequate cash to fund its anticipated cash needs for operations and acquisitions at least through the next twelve months. At February 23, 1998, the Company had $16.0 million outstanding under the Credit Line.

  The Company's primary sources of liquidity are cash, the Credit Line and the collection of its accounts receivable. Accounts receivable have grown as the Company's revenues have increased. Billed receivables were 64 and 59 days of revenues at December 31, 1997 and March 31, 1997, respectively. Should the Company be unable to bill and collect for its services on a timely basis, the Company could draw upon available cash or the Credit Line to finance its operations.

  Cash provided by operating activities was $1.6 million for the nine months ended December 31, 1997. The Company supplemented cash provided by operations periodically with short-term borrowings. The average outstanding balance of such borrowings was approximately $6.7 million during the nine months ended December 31, 1997, and approximately $5.9 million during fiscal 1997.

  At December 31, 1997, the Company had $0.7 million in cash and cash equivalents as compared to $2.9 million at March 31, 1997. At December 31, 1997, the Company had long-term notes payable under the Credit Line, long-term capital lease obligations and other notes outstanding in the amount of $12.3 million. The current installments of the long-term capital lease obligations and other notes were $0.2 million at December 31, 1997.

  At March 31, 1997, the Company had short-term notes payable, current installments of long-term capital lease obligations and other notes outstanding in the amount of $4.4 million. At March 31, 1997, the long-term debt of $0.6 million consisted of capital lease obligations and other notes.

  The Company intends to borrow against and repay the Credit Line from time-to-time to meet normal operating needs, finance its receivables or to effect acquisitions in connection with its acquisition strategy.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 established standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. This statement is effective for financial statements for periods beginning after December 15, 1997.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 introduces a new model for segment reporting, called the "management approach". The management approach is based on the manner in which management organizes segments within a company for making operating decisions and assessing performance. The management approach replaces the notion of industry and geographic segments. This statement is effective for financial statements for periods beginning after December 15, 1997.

  The Company does not believe that adoption of SFAS No. 130 and SFAS No. 131 will significantly alter its financial statement presentation.